Exhibit 10.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Margery B. Myers Vice President, Corporate Communications and Public Relations (781) 741-4019

Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS ANNOUNCES SECOND QUARTER 2006 SALES RESULTS
-Total Company Comparable Store Sales in Line with Expectations
-Talbots Brand Achieves Strong Sales Trends in June and July
-Company Reconfirms Outlook for Second Quarter
     Hingham, MA, August 3, 2006 — The Talbots, Inc. (NYSE: TLB) today announced total Company sales for the thirteen weeks ended July 29, 2006 of $571.4 million. By brand, retail sales were $403.7 million for Talbots compared to $388.8 million last year, and $73.1 million for J. Jill, which was acquired effective May 3, 2006. Sales for the J. Jill brand represent approximately 20% of the total combined company sales volume.
     Total company comparable store sales rose 1.3% for the thirteen-week period. By brand, comparable store sales for Talbots increased 3.0%. This was driven by particularly strong selling throughout June and July, which grew a healthy 6.5% in comp sales for the combined two month period. J. Jill’s comparable store sales declined 8.2% in the second quarter, below Company expectations.
     Consolidated direct marketing sales for the thirteen-week period were $94.6 million, including catalog and Internet. For the Talbots brand, direct marketing sales for the June and July combined period were also quite strong, increasing low double digits, while the J. Jill direct business continued to be difficult.
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Second Quarter Outlook
     The Company reconfirmed its previously announced outlook for second quarter loss per diluted share to be in the range of ($0.10) — ($0.08) on a GAAP basis. This range of loss per share includes acquisition related costs and adjustments of approximately $0.18 per share.
     Excluding the estimate for costs and adjustments, earnings per diluted share would be in the range of positive $0.08 to $0.10 per share. Further, earnings per diluted share excluding approximately $0.03 in stock option expense for the period would be in the range of positive $0.11 to $0.13 per share for the combined company, compared to $0.35 reported last year for the Talbots only brand.
     The Company plans to release its second quarter 2006 operating results on Wednesday, August 16, 2006 and will provide additional details at that time.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,297 stores, in 47 states, the District of Columbia, Canada and the U.K., with 1,087 stores under the Talbots brand name and 210 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
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     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the J. Jill business will not be successfully integrated, the risk that the cost savings and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, transaction costs, the reaction of Talbots and J. Jill customers and suppliers to the transaction, diversion of management time on merger-related issues, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concept, effectiveness of its Internet site, success of our expected marketing events in driving sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, acceptance of the Company’s fashions including its 2006 seasonal fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, any difference between estimated and actual stock option expense, retail economic conditions including consumer spending, consumer confidence, impact on discretionary consumer spending of significantly higher gasoline and energy costs and higher interest rates, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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